Exhibit 99.1

For Release: Tuesday, September 4, 2012, 10 a.m. EDT

GM U.S. Sales Increase 10 percent
Chevrolet passenger car sales up 25 percent

DETROIT - General Motors Co. (NYSE: GM) today reported August sales of 240,520 vehicles in the United States, up 10 percent compared with a year ago. GM increased its sales to retail customers by 11 percent, making August its best retail month of the year. Sales to fleet customers were up 6 percent compared with a year ago. All four GM brands posted higher total and retail sales.

Thanks in part to extensive national advertising during the Olympic Games, Chevrolet passenger car sales were up 25 percent, with the Spark, Sonic, Cruze and Volt all posting their best-ever monthly sales. In addition, the Chevrolet Equinox set an August record behind its 22 percent year-over-year sales increase.

“The single message Chevrolet communicated this summer was 'confidence' and it rang true with customers when they saw how our product lineup is being transformed,” said Kurt McNeil, vice president of U.S. sales operations. “All four of our brands are building momentum behind new products so we're very well positioned as the economy continues to slowly improve.”

Other sales highlights for August include an 11 percent year over year increase in Cadillac sales driven by strong demand for the SRX crossover, the Escalade and the new XTS large sedan. Buick sales increased 12 percent on the strength of the Verano, which has seen nine back-to-back monthly sales increases. Buick recorded its best retail sales since September 2007. GMC sales were up 4 percent, following a 35 percent reduction in fleet sales. GMC Acadia sales rose 26 percent in August and GMC Terrain sales were up 16 percent.

GM is in the midst of an aggressive rollout of new products in the United States. Some 70 percent of GM nameplates will be redesigned or all new over the course of 2012 and 2013, with the four-cylinder 2013 Chevrolet Malibu and the 2013 Cadillac ATS reaching the market now.

The redesigned Malibu arriving in dealerships will replace depleted stocks of 2012 models. The compact Cadillac ATS sport sedan is the brand's second all-new sedan this year and it will compete in the highest volume luxury segment in the United States.

2012 Highlights	Aug. Total Sales	Total Change vs. Aug. 2011	Aug. Retail Sales	Retail Change vs. Aug. 2011	CYTD Sales	CYTD Change vs. 2011	CYTD Retail Sales	CYTD Retail Change vs. 2011
Chevrolet	169,978	11.3%	117,597	11.6%	1,270,582	5.3%	856,102	4.1%
GMC	37,838	3.7%	33,450	12.4%	273,366	4.4%	227,781	3.1%
Buick	18,000	12.4%	16,149	8.3%	122,589	(3.1)%	108,892	2.5%
Cadillac	14,704	11.3%	13,726	12%	90,933	(9.5)%	85,803	(2.4)%
Total GM	240,520	10.1%	180,922	11.4%	1,757,470	3.7%	1,278,578	3.3%

Inventory	Units @ Aug. 31, 2012	Days Supply (selling day adjusted)	Units @ July 31, 2012	Days Supply (selling day adjusted)	Year-end Inventory Target	Year-end Days Supply Target (selling day adjusted)
All Vehicles	687,354	77	663,439	79	650,000 units (range)	65 - 70
Full-size Pickups	249,411	122	238,165	136	200,000 - 220,000 units	80 - 85

Chevrolet Nameplate	New Sales Record	Old Sales Record	Old Sales Record Month
Spark	2,630	1,460	July 2012
Sonic	8,703	8,251	March 2012
Cruze	25,975	25,160	April 2011
Volt	2,831	2,289	March 2012

Industry Sales	Aug. SAAR (est.)	CYTD SAAR (est.)	Full Year 2012 (est.)
Light Vehicles	14.6 million	14.3 million	14.0 million - 14.5 million

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	August			(Calendar Year-to-Date)
				January - August
	2012	2011	%Change Volume	2012	2011	%Change Volume
Enclave	5,125	5,387	(4.9)	37,351	39,536	(5.5)
LaCrosse	5,593	5,422	3.2	40,486	40,720	(0.6)
Lucerne	10	1,392	(99.3)	964	16,905	(94.3)
Regal	2,072	3,820	(45.8)	18,684	29,332	(36.3)
Verano	5,200	—	***.*	25,104	—	***.*
Buick Total	18,000	16,021	12.4	122,589	126,493	(3.1)
CTS	5,136	5,783	(11.2)	35,362	37,237	(5.0)
DTS	11	719	(98.5)	460	10,172	(95.5)
Escalade	1,264	1,105	14.4	8,381	8,964	(6.5)
Escalade ESV	742	655	13.3	5,200	5,057	2.8
Escalade EXT	183	174	5.2	1,160	1,241	(6.5)
SRX	5,203	4,627	12.4	35,564	34,960	1.7
STS	7	145	(95.2)	156	2,806	(94.4)
XLR	—	—	***.*	—	12	***.*
XTS	2,158	—	***.*	4,650	—	***.*
Cadillac Total	14,704	13,208	11.3	90,933	100,449	(9.5)
Avalanche	2,294	1,789	28.2	15,119	12,128	24.7
Aveo	1	2,596	***.*	59	27,211	(99.8)
Camaro	6,675	6,823	(2.2)	63,298	63,255	0.1
Caprice	731	203	260.1	2,411	358	573.5
Captiva Sport	2,464	—	***.*	24,299	—	***.*
Cobalt	—	4	***.*	11	839	(98.7)
Colorado	4,222	2,531	66.8	29,775	21,814	36.5
Corvette	1,210	936	29.3	9,219	9,123	1.1
Cruze	25,975	21,807	19.1	154,813	169,427	(8.6)
Equinox	20,231	16,606	21.8	151,027	129,538	16.6
Express	6,861	5,819	17.9	54,005	44,118	22.4
HHR	—	794	***.*	20	36,613	***.*
Impala	17,066	13,329	28.0	124,920	124,300	0.5
Kodiak 4/5 Series	—	—	***.*	—	10	***.*
Malibu	14,495	17,840	(18.8)	168,277	160,152	5.1
Silverado-C/K Pickup	38,295	36,832	4.0	261,775	252,738	3.6
Sonic	8,703	280	***.*	57,221	280	***.*
Spark	2,630	—	***.*	4,090	—	***.*
Suburban (Chevy)	3,093	4,938	(37.4)	30,606	27,809	10.1
Tahoe	5,458	8,069	(32.4)	44,785	47,823	(6.4)
TrailBlazer	—	—	***.*	—	33	***.*
Traverse	6,743	11,281	(40.2)	61,355	75,591	(18.8)
Volt	2,831	302	837.4	13,497	3,172	325.5
Chevrolet Total	169,978	152,779	11.3	1,270,582	1,206,332	5.3
Acadia	8,148	6,491	25.5	57,698	56,726	1.7
Canyon	702	1,606	(56.3)	7,063	7,176	(1.6)
Envoy	—	—	***.*	—	5	***.*
Savana	1,545	895	72.6	16,254	12,250	32.7
Sierra	14,495	13,244	9.4	98,545	93,438	5.5
Terrain	9,143	7,875	16.1	63,340	56,541	12.0
Topkick 4/5 Series	***.*	***.*	***.*	—	5	***.*
Topkick 6/7/8 Series	***.*	***.*	***.*	—	8	***.*
Yukon	2,211	3,597	(38.5)	17,078	20,999	(18.7)
Yukon XL	1,594	2,763	(42.3)	13,388	14,605	(8.3)
GMC Total	37,838	36,471	3.7	273,366	261,753	4.4
GM Vehicle Total	240,520	218,479	10.1	1,757,470	1,695,027	3.7
* 27 selling days for the August period this year and 26 for last year.